EXHIBIT 99.1
Gladstone Land Announces Fourth Quarter
and Year Ended 2020 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, February 24, 2021: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2020. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock unless noted otherwise.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), which is available on the Investors section of the Company’s website at www.GladstoneFarms.com.
Highlights for Fiscal Year 2020:
•Portfolio Activity:
◦Property Acquisitions: Acquired 26 new farms, consisting of 14,544 total acres (including nearly 2,000 organic acres), for approximately $256.0 million. These farms are located in seven different states (10 different growing regions) across the U.S. and grow over 15 different types of crops. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 5.5%. However, the leases on these farms contain certain provisions (e.g., annual rent escalations or participation rents) that are expected to drive cash rents higher in future years. With approximately $156.0 million of these acquisitions occurring in the last three weeks of the year, the full impact of these acquisitions is not expected to be reflected in earnings until the first quarter of 2021.
◦Leasing Activity:
▪Lease Renewals: Executed 17 new lease agreements on certain of our farms in six different states (AZ, CA, CO, FL, NC, & NE) that are expected to result in an aggregate increase in annual net operating income (before participation rents) of approximately $30,000, or 0.4%, over that of the prior leases. In addition, six of the new leases include a participation rent component, as compared to only three of the prior leases.
▪Lease Termination: Terminated two leases encompassing four farms in Arizona, for which we received a termination payment of approximately $3.0 million, resulting in additional lease revenue recorded during the year (after netting out certain balances related to the terminated lease) of approximately $2.8 million. The four farms were immediately re-leased to a new, unrelated third-party tenant.
◦Rent Collections: Collected all of the base cash rent amounts owed to us during the year ended December 31, 2020, except for approximately $43,000 owed from one tenant, which amount was written off during the year.
•Debt Activity:
◦New Long-term Borrowing: Secured a total of approximately $178.0 million of new, long-term borrowings from nine different lenders (including three new lenders). On a weighted-average basis, these loans will bear interest at an expected effective interest rate of 2.83% and are fixed for the next 8.2 years.
◦MetLife Facility: Modified our credit facility with Metropolitan Life Insurance Company (“MetLife”) to provide us with an additional $75.0 million of borrowing capacity.
◦Interest Patronage: Recorded approximately $1.3 million of interest patronage, or refunded interest, related to our 2019 borrowings from various Farm Credit associations (collectively, “Farm Credit”), which resulted in a 20.4% reduction (approximately 98 basis points) to the stated interest rates on such borrowings. In addition, we also received approximately $306,000 of interest patronage related to our 2020 borrowings from Farm Credit, as certain associations prepaid a portion of the 2020 interest patronage (which is typically received in 2021).
◦Farmer Mac Facility: Amended our bond facility with Federal Agricultural Mortgage Corporation (“Farmer Mac”) to allow us to issue up to $100.0 million of additional bonds.
•Equity Activity:
◦Series B Preferred Stock: Sold 1,229,531 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) for net proceeds of approximately $27.7 million. We completed the offering of the Series B Preferred Stock in March 2020, and in October 2020, we listed the Series B Preferred Stock on Nasdaq under the ticker symbol, “LANDO.”
◦Series C Preferred Stock: Commenced sales of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”). During the year ended December 31, 2020, we sold 1,088,315 shares of our Series C Preferred Stock for net proceeds of approximately $24.8 million.
◦Common Stock:
▪Follow-on Offering: Completed a public offering of our common stock, whereby we sold a total of 1,897,500 shares for total net proceeds of approximately $26.1 million.
▪ATM Program: Sold 3,096,558 shares of our common stock for net proceeds of approximately $45.4 million under our “at-the-market” program (the “ATM Program”).
•$1 Billion Portfolio Milestone: During the three months ended December 31, 2020, the value of the Company's farmland holdings surpassed $1.0 billion in fair value. The Company's farms are currently valued at approximately $1.2 billion.
•Increased and Paid Distributions: Increased the distribution run rate on our common stock by a total of 0.53% and paid monthly cash distributions totaling $0.53715 per share of common stock during the year ended December 31, 2020.
Fourth Quarter 2020 Results:
Net income for the quarter was approximately $91,000, compared to approximately $1.6 million in the prior quarter. Net loss to common stockholders during the quarter was approximately $2.4 million, or $0.10 per share, compared to approximately $824,000, or $0.04 per share, in the prior quarter.
AFFO for the quarter was approximately $3.6 million, an increase of approximately $438,000, or 13.9%, from the prior quarter, while AFFO per common share increased to approximately $0.15 for the current quarter, compared to $0.14 for the prior quarter. Common stock dividends declared were approximately $0.13 per share for each quarter. The increase in AFFO was primarily driven by higher lease revenues recorded during the current quarter as a result of recent acquisitions, partially offset by additional costs incurred in connection with financing such acquisitions, as well as certain interest patronage amounts received related to our Farm Credit borrowings during the prior quarter. AFFO per common share was further impacted by the additional common shares outstanding during the quarter as a result of a follow-on public offering completed in October 2020, as well as common shares issued under our ATM Program during the quarter, the proceeds of which have not yet been fully invested.
Total lease revenues increased by approximately $1.1 million, or 8.1%, primarily due to additional fixed base cash rents earned from recent acquisitions. Revenue recorded from participation rents was approximately $1.2 million during the quarter, as compared to approximately $1.1 million in the prior quarter. Aggregate related-party fees increased by approximately $132,000, or 5.9%, from the prior quarter, primarily driven by slightly higher management and incentive fees. Our recurring core operating expenses remained relatively flat quarter-over-quarter, increasing by approximately $8,000.
Cash flows from operations for the current quarter increased, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases, as well as advanced rental payments received related to new acquisitions. Our NAV per share increased by $0.26 from the prior quarter to $12.23 at December 31, 2020, primarily driven by common equity issuances at net offering prices above our estimated NAV per common share at September 30, 2020.

Fiscal Year 2020 Results:
Net income for the year was approximately $5.0 million, compared to approximately $1.8 million in the prior year. Net loss available to common stockholders and non-controlling OP Unitholders during the year was approximately $4.4 million, or $0.20 per share, compared to approximately $2.5 million, or $0.12 per share, in the prior year. AFFO for the year was approximately $14.3 million, an increase of approximately $3.1 million, or 27.3%, from the prior year, while AFFO per common share increased to approximately $0.64 for the current year, compared to $0.57 for the prior year. Common stock dividends declared for the year were approximately $0.54 per share, compared to approximately $0.53 per share in the prior year.

The increase in AFFO was primarily driven by additional lease revenues earned on recent acquisitions, partially offset by increases in preferred dividends (due to additional share issuances), related-party fees (partly due to a credit granted to us by our Adviser in the prior year), and interest expense (due to additional borrowings). On a same-property basis, revenue from fixed base rents were up by approximately 2.2% over last year. Revenue from participation rents were approximately $2.4 million, compared to approximately $2.3 million in the prior year. The slight year-over-year increase was primarily due to the participation rent component of one additional farm becoming active during 2020, partially offset by lease amendments on two other farms during the year, in which we decreased the participation rent component in exchange for higher fixed base cash rents. Excluding related-party fees, recurring core operating expenses decreased by approximately $820,000, or 21.2%, primarily due to additional expenses incurred during the prior year related to temporary generator rental costs to power newly-drilled wells on one of our properties.
Subsequent to December 31, 2020:
•Portfolio Activity:
◦Leasing Activity—Lease Renewals: Extended the leases on two of our farms (one in CA and one in CO) that were originally scheduled to expire in 2021. In the aggregate, the new leases are expected to result in a decrease in annual net operating income of approximately $132,000, or 6.8%, from that of the prior leases.
◦Rent Collections: Collected all of the base cash rent amounts owed to us thus far in 2021 except for approximately $97,000 owed from two tenants, which amounts are expected to be collected in full during 2021.
•Debt Activity:
◦New Long-term Borrowing: Secured a total of approximately $4.5 million of new, long-term borrowings from two different lenders. On a weighted-average basis, these loans will bear interest at an expected effective interest rate of 2.70% and are fixed for 7.4 years.
◦Issuance of Series D Term Preferred Stock and Redemption of Series A Term Preferred Stock: Completed a public offering of 5.00% Series D Cumulative Term Preferred Stock (the “Series D Term Preferred Stock”), whereby we sold a total of 2,415,000 shares for total net proceeds of approximately $58.5 million. Approximately $28.8 million of these proceeds were used to redeem all of our outstanding shares of 6.375% Series A Cumulative Term Preferred Stock (the “Series A Term Preferred Stock”).
•Equity Activity:
◦Series C Preferred Stock: Sold 313,646 shares of our Series C Preferred Stock for net proceeds of approximately $7.1 million.
◦Common Stock—ATM Program: Sold 524,148 shares of our common stock for net proceeds of approximately $7.5 million under the ATM Program.
•Increased Distributions:  Increased our distribution run rate by 0.11%, declaring monthly cash distributions of $0.04495 per share of common stock (including OP Units held by non-controlling OP Unitholders, if any) for each of January, February, and March 2021.  This marks our 21st distribution increase over the past 24 quarters, during which time we have increased the distribution run rate by 49.8%.

Comments from David Gladstone, President and CEO of Gladstone Land:  “The Company ended 2020 with a flurry of activity in December and has acquired $256 million of farms in each of the past two years, almost doubling the size of its farmland holdings. We are a big believer that a well-diversified portfolio adds to the security of the dividends we pay to shareholders, and we intend to continue growing our portfolio to further add to the underlying diversity. We now have surpassed $1 billion in total farmland value, which is a testament to the hard work of this team. The Company also had a strong year from an operational standpoint, as it continued to cover an increased dividend with AFFO. Participation rents came in similar to last year, which is what we were expecting. However, we are hopeful that this figure increases further in 2021, as we have several additional farms with participation rent components that are scheduled to become active later this year, though there is no guarantee of anything being received. We are pleased with our 2020 performance and are hopeful of taking even larger strides in 2021.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2020	9/30/2020	($ / #)	(%)
Operating Data:
Total operating revenues	$15,124	$13,989	$1,135	8.1%
Total operating expenses, net of credits	(7,985)	(6,858)	(1,127)	16.4%
Other expenses, net	(7,048)	(5,550)	(1,498)	27.0%
Net income	$91	$1,581	$(1,490)	(94.2)%
Less: Aggregate dividends declared on Series B and Series C Preferred Stock(1)	(2,529)	(2,405)	(124)	5.2%
Net loss available to common stockholders and non-controlling OP Unitholders	(2,438)	(824)	(1,614)	195.9%
Plus: Real estate and intangible depreciation and amortization	4,646	3,909	737	18.9%
Plus: Losses on dispositions of real estate assets, net	1,318	195	1,123	575.9%
Adjustments for unconsolidated entities(2)	5	5	—	—%
FFO available to common stockholders and non-controlling OP Unitholders	3,531	3,285	246	7.5%
Plus: Acquisition- and disposition-related expenses	100	43	57	132.6%
Plus: Other nonrecurring charges, net(3)	196	—	196	N/A
CFFO available to common stockholders and non-controlling OP Unitholders	3,827	3,328	499	15.0%
Net adjustment for normalized cash rents(4)	(453)	(437)	(16)	3.7%
Plus: Amortization of debt issuance costs	198	194	4	2.1%
Plus: Other non-cash charges, net(5)	14	63	(49)	(77.8)%
AFFO available to common stockholders and non-controlling OP Unitholders	$3,586	$3,148	$438	13.9%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	24,340,703	21,991,291	2,349,412	10.7%
Weighted-average common non-controlling OP Units outstanding	—	16,452	(16,452)	(100.0)%
Weighted-average total common shares outstanding	24,340,703	22,007,743	2,332,960	10.6%

Diluted net loss per weighted-average total common share	$(0.100)	$(0.037)	$(0.063)	167.5%
Diluted FFO per weighted-average total common share	$0.145	$0.149	$(0.004)	(2.8)%
Diluted CFFO per weighted-average total common share	$0.157	$0.151	$0.006	4.0%
Diluted AFFO per weighted-average total common share	$0.147	$0.143	$0.004	3.0%
Cash distributions declared per total common share	$0.135	$0.134	$0.001	0.2%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,048,654	$860,790	$187,864	21.8%
Total assets	$1,067,289	$878,377	$188,912	21.5%
Total indebtedness(7)	$656,440	$535,482	$120,958	22.6%
Total equity	$383,790	$317,315	$66,475	20.9%
Total common shares outstanding	26,219,019	22,204,906	4,014,113	18.1%

Other Data:
Cash flows from operations	$13,408	$1,656	$11,752	709.7%
Farms owned	137	123	14	11.4%
Acres owned	101,079	92,601	8,478	9.2%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,162,524	$970,881	$191,643	19.7%
NAV per common share	$12.23	$11.97	$0.26	2.2%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the pro-rata write-off of offering costs related to shares of Series B and Series C Preferred Stock that were redeemed, and (iii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists primarily of costs related to an aborted offering and a one-time listing application fee that were charged to expense during the three months ended December 31, 2020, partially offset by net property and casualty recoveries recorded, net of the cost of related repairs expensed, as a result of the damage caused to certain irrigation improvements by natural disasters on certain of our properties.

(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the pro-rata write-off of offering costs related to shares of the Series B and Series C Preferred Stock that were redeemed, which were noncash charges, (ii) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), and (iii) our remaining pro-rata share of income (loss) recorded from investments in unconsolidated entities during the period.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.
(8)Based on gross acreage.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	12/31/2020	12/31/2019	($ / #)	(%)
Operating Data:
Total operating revenues	$57,031	$40,692	$16,339	40.2%
Total operating expenses, net of credits	(29,380)	(21,386)	(7,994)	37.4%
Other expenses, net	(22,696)	(17,544)	(5,152)	29.4%
Net income	$4,955	$1,762	$3,193	181.2%
Less: Aggregate dividends declared on Series B and Series C Preferred Stock(1)	(9,322)	(4,240)	(5,082)	119.9%
Net loss available to common stockholders and non-controlling OP Unitholders	(4,367)	(2,478)	(1,889)	76.2%
Plus: Real estate and intangible depreciation and amortization	16,655	12,790	3,865	30.2%
Plus: Losses on dispositions of real estate assets, net	2,180	328	1,852	564.6%
Adjustments for unconsolidated entities(2)	18	1	17	1,700.0%
FFO available to common stockholders and non-controlling OP Unitholders	14,486	10,641	3,845	36.1%
Plus: Acquisition- and disposition-related expenses	210	380	(170)	(44.7)%
Plus (less): Other nonrecurring charges (receipts), net(3)	159	(1)	160	N/A
CFFO available to common stockholders and non-controlling OP Unitholders	14,855	11,020	3,835	34.8%
Net adjustment for normalized cash rents(4)	(1,305)	(382)	(923)	241.6%
Plus: Amortization of debt issuance costs	756	630	126	20.0%
Plus: Other non-cash charges, net(5)	40	—	40	N/A
AFFO available to common stockholders and non-controlling OP Unitholders	$14,346	$11,268	$3,078	27.3%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	22,258,121	19,602,533	2,655,588	13.5%
Weighted-average common non-controlling OP Units outstanding	131,745	235,613	(103,868)	(44.1)%
Weighted-average total common shares outstanding	22,389,866	19,838,146	2,551,720	12.9%

Diluted net loss per weighted-average total common share	$(0.195)	$(0.125)	$(0.070)	56.1%
Diluted FFO per weighted-average total common share	$0.647	$0.536	$0.111	20.6%
Diluted CFFO per weighted-average total common share	$0.663	$0.555	$0.108	19.4%
Diluted AFFO per weighted-average total common share	$0.641	$0.568	$0.073	12.8%
Cash distributions declared per total common share	$0.537	$0.534	$0.003	0.5%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,048,654	$794,769	$253,885	31.9%
Total assets	$1,067,289	$816,787	$250,502	30.7%
Total indebtedness(7)	$656,440	$513,800	$142,640	27.8%
Total equity	$383,790	$278,970	$104,820	37.6%
Total common shares outstanding	26,219,019	21,224,961	4,994,058	23.5%

Other Data:
Cash flows from operations	$25,002	$21,370	$3,632	17.0%
Farms owned	137	111	26	23.4%
Acres owned	101,079	86,535	14,544	16.8%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,162,524	$877,485	$285,039	32.5%
NAV per common share	$12.23	$11.41	$0.82	7.2%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the pro-rata write-off of offering costs related to shares of Series B and Series C Preferred Stock that were redeemed, and (iii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists primarily of costs related to an aborted offering and a one-time listing application fee that were charged to expense during the three months ended December 31, 2020, partially offset by net property and casualty recoveries recorded, net of the cost of related repairs expensed, as a result of the damage caused to certain irrigation improvements by natural disasters on certain of our properties.

(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the pro-rata write-off of offering costs related to shares of the Series B and Series C Preferred Stock that were redeemed, which were noncash charges, (ii) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), and (iii) our remaining pro-rata share of income (loss) recorded from investments in unconsolidated entities during the period.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.
(8)Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Thursday, February 25, 2021, at 8:30 a.m. (EST) to discuss its earnings results.  Please call (877) 407-9046 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through March 4, 2021.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13713657.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 137 farms, comprised of approximately 101,000 acres in 13 different states, valued at approximately $1.2 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 96 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 21 times over the prior 24 quarters, and the current per-share distribution on its common stock is $0.04495 per month, or $0.53940 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com;
•Midwestern U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by

NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$383,790
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,048,654)
Plus: estimated fair value of real estate holdings(2)	1,162,524
Net fair value adjustment for real estate holdings		113,870
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	656,340
Less: fair value of aggregate long-term indebtedness(3)(4)	(657,045)
Net fair value adjustment for long-term indebtedness		(705)
Estimated NAV		496,955
Less: aggregate fair value of Series B Preferred Stock and Series C Preferred Stock(5)		(176,410)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$320,545
Total common shares and OP Units outstanding(6)		26,219,019
Estimated NAV per common share and non-controlling OP Unit		$12.23
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series A Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued at its liquidation value due to the short-term maturity of the security.
(5)The Series B Preferred Stock was valued based on its closing stock price as of December 31, 2020, while the Series C Preferred Stock was valued at its liquidation value.
(6)Includes 26,219,019 shares of common stock and zero OP Units held by non-controlling OP Unitholders.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 24, 2021, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893